UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2024

AMERICAN CLEAN RESOURCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14319	84-0991764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12567 West Cedar Drive, Suite 110 Lakewood, CO 80228-2039
(Address of principal executive offices)

(888) 960-7347

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock $0.001 par value	ACRG	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed American Clean Resources Group, Inc. ("the Company" or “ACRG”) has entered into an agreement to acquire the SMS Group (consisting of Sustainable Metal Solutions, LLC and its subsidiaries), owner of the prominent Cross and Caribou mines. As part of our due diligence and commitment to transparency with our shareholders, we have conducted an exhaustive assessment of the Consolidated Caribou Project and its associated assets.

The SK-1300 Mineral Assessment for the year ended December 31, 2022 for the consolidated Caribou Project was completed on June 1, 2024. Although the Company is not yet subject to the reporting requirements under Regulation S-K Subpart 1300, the Company deems it essential to disclose any discussions or actions that might influence the Company's operational and financial trajectory. The potential merger with the SMS Group signifies a transformative phase for ACRG, leveraging the knowledge and experience of the management of SMS in sustainable mining practices and the valuable assets the SMS Group possesses, particularly the Cross and Caribou mine.

The acquisition of the SMS Group aligns with ACRG's mission to lead in the realm of clean and sustainable resource solutions. Collaborating with SMS presents an opportunity to amalgamate the expertise of both companies, resulting in enhanced operational efficiencies and sustainable extraction methodologies.

The Cross and Caribou mine have a rich history of silver and gold production. Recent explorations and studies, as encapsulated in the SK 1300 report, indicate significant unmined resources and substantial potential for future mining operations. The report also underlines extensive infrastructure already in place, which positions the project advantageously for rapid operational commencement.

The Cross and Caribou mine, owned and operated by the SMS Group, has been identified as having significant potential for resource extraction while adhering to sustainable and responsible mining practices. The inclusion of this asset can fortify ACRG's position in the market and potentially lead to increased shareholder value. Based on the SK 1300 Mineral Assessment for 2022, we have identified considerable mineral resources, with substantial gold and silver deposits. These findings reinforce our belief in the potential profitability and long-term sustainability of the Consolidated Caribou Project.

The current estimate of the mineral resources for the Consolidated Caribou Project is over 186 thousand ounces of gold and 2.45 million ounces of silver in the Measured and Indicated Resources classes. This key deposit for development is the Cross Mine. In the Inferred Resource class, there are 128 thousand ounces of gold and 3.69 million ounces of silver, mostly found in veins of the Caribou Mine and other peripheral veins of the district. Not included in this mineral resource estimate are potential mineral resources of copper, lead and zinc that are known from historic production and recent drilling. Analytical data prior to 2021 for these base metals is lacking but which have been adequately modeled for the purpose of resource reporting. This estimate is based upon a gold cut-off grade (COG) of 0.0753 opt Au for veins and 0.05 opt Au for the Stockwork Zone

There are other less defined mineralized areas known from limited drilling that are not well-enough defined to be categorized as inferred resources. GIR is calling this unclassified category ‘Speculative’ as described in chapter 14 of the report. A surface drilling program should elevate most of these resources to an Inferred category or better. If the estimate proves itself by drilling, more gold and silver ounces could be added to the inferred next year.

The results reported in the resource statement have been rounded to reflect the approximation of grade and quantity which can be achieved at this level of resource estimation. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Mineral resource estimates do not account for mineability, selectivity, mining loss and dilution. These mineral resource estimates include Inferred mineral resources that are normally considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves.

The Company will continue to provide timely updates on the progress of the due diligence and prerequisite steps to the closing of the acquisition of the SMS Group.

This Form 8-K may contain forward-looking statements that involve risks, uncertainties, and assumptions. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenues, gross margins, earnings, or other financial items; statements regarding strategies or plans for future operations; statements concerning mineral pricing, reserves, mineability, unforeseen risks and costs associated with mining and processing of minerals; statements relating to the expected extraction of minerals from our mines and reserves; statements about current or future economic conditions; and any other statements of expectation or belief. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements, and therefore you should not rely on any forward-looking statements that we may make.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2024	American Clean Resources Group, Inc.

	By:	/s/ Tawana Bain
Tawana Bain Chief Executive Officer

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